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NOVAVAX, INC. ANNOUNCES ADDITIONS TO THE BOARD OF
DIRECTORS AND THE SCIENTIFIC ADVISORY BOARD

COLUMBIA, Md., Nov. 17 /PRNewswire/ -- Novavax, Inc. (Amex: NOX) today announced the addition of Gary Evans, Michael McManus and Denis O'Donnell, M.D., to the Board of Directors and the addition of Ronald Kennedy, Ph.D. to the Scientific Advisory Board.

Mr. Evans is founder of Magnum Hunter Resources, Inc. and has served as President, CEO and a Director of the company since 1995. He also serves as CEO of all of the Magnum Hunter Subsidiaries. Mr. Evans was a commercial banker for nine years prior to his entry into the oil and gas business. He was an officer of Mercantile Bank of Canada where he held various positions including VP and Manager of the Energy Division of the Southwestern United States. As a senior energy lending officer of a $5 billion Canadian bank, he initiated and managed an energy loan portfolio of approximately $200 million. Mr. Evans serves on the Board of Directors of Swanson Consulting Services, Inc., a Houston based geological firm, and Karts International, Inc., a NASDAQ listed manufacturing company. He also serves as a Trustee of TEL Offshore Trust, an OTC listed oil and gas trust.

Mr. McManus is the President, CEO and a Director of Misonix, Inc., a developer, manufacturer and marketer of medical, scientific, and industrial ultrasonic and air pollution systems. He has had substantial experience in the areas of healthcare, law, government, acquisitions and banking. He was most recently President and Chief Executive Officer of New York Bancorp., a New York Stock Exchange company that was one of the highest returning thrifts in the country. He was responsible for growing that company from approximately $900 million to $3.2 billion prior to its sale in March 1998. Prior to New York Bancorp., Mr. McManus had served as Corporate Counsel and then as VP of Strategic Planning at Pfizer Inc. From 1982 to 1985, he served as an Assistant to President Reagan in the White House where he was responsible for planning and special events. Mr. McManus holds a B.A. in Economics from the University of Notre Dame and a J.D. from the Georgetown Law Center. He serves on the Board of Directors of the US Olympic Committee, among others.

Dr. O'Donnell is the past President and COO of Novavax, holding those offices until his taking the position as General Partner at Seaside Partners, LP, a limited partnership focused on making equity investments in the small cap sector, in 1997. Mr. O'Donnell continued as a Senior Advisor to Novavax through June of 1998. Prior to his joining Novavax in 1995, Dr. O'Donnell was a Vice President of IGI, Inc., Novavax's former parent company. In addition, Dr. O'Donnell is a member of the Board of Directors of ELXSI, Inc., a member of the Scientific Advisory Board of the Associates of Clinical Pharmacology and is a Clinical Instructor of Health Science at Northeastern University, in Boston, Massachusetts.

"At this point of our growth we felt that it was time to significantly expand our board of directors," said Ronald H. Walker, Chairman of the Board at Novavax. "With a strengthened board we believe we are now in a position to identify and recruit a permanent CEO to continue the sustained fundamental progress of the company."

"A strong board is a critical management resource," said Mitchell J. Kelly, Interim President and CEO. "These new members bring a wealth of operational and financial experience at a critical time in Novavax's growth."

In addition to the new members joining the Board of Directors, Dr. Ronald C. Kennedy is a new addition to the Scientific Advisory Board. Dr. Kennedy is a Professor in the Department of Microbiology and Immunology at the University of Oklahoma Health Sciences Center. He received his B.A. degree in Microbiology from Rutgers College and his M.S. and Ph.D. degrees in Microbiology from the University of Hawaii. Following postdoctoral graduate training in Infectious Disease and Cancer Research at Baylor



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College of Medicine in Houston, Texas, Dr. Kennedy was appointed to the faculty as an Assistant Professor in the Department of Virology and Epidemiology in 1984. He subsequently moved to San Antonio, Texas, where he performed his research activities at the Southwest Foundation for Biomedical Research and was an Adjunct Professor in the Departments of Microbiology and Pediatrics at the University of Texas Health Sciences Center at San Antonio. During his tenure in San Antonio, Dr. Kennedy was also the Director of a federally funded Center for AIDS Research. In 1994, he moved to Oklahoma City to assume his present position. Dr. Kennedy serves and has previously served on a number of National and International scientific boards and panels as well as to a number of Biotechnology and Pharmaceutical Company Scientific Advisory Boards.

Novavax would like to thank General Wayne Downing (retired) who stepped down from the board this fall following over two years of sharing his invaluable experience with the company.

Novavax is a biopharmaceutical drug delivery company headquartered in Columbia, Maryland. Its three strategic initiatives are hormone replacement therapies, drug delivery partnerships and the development of anti-microbial technologies. Novavax's two lead drug candidates in clinical development are proprietary, topical, cosmetic-like cream formulations. ESTRASORB contains 17B estradiol for the treatment of symptomatic, menopausal women, and ANDROSORB contains testosterone for treating testosterone-deficient men.

Statements made in this press release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Item 7 of the company's SEC report on Form 10K/A for the year ended December 31, 1997 and the company's report on Form 10-Q for the quarter ended September 30, 1998, incorporated herein by reference. Statements made herein should be read in conjunction with the company's Form 10K/A and Form 10-Q. Copies of these filings may be obtained by contacting the company or the SEC. 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 Fax 301-854-3901. SOURCE Novavax, Inc.

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